Exhibit 99.1

FOR IMMEDIATE RELEASE

Leidos Holdings Announces $200 Million Accelerated Stock Repurchase Transaction

RESTON, Va., April 1, 2014 /PRNewswire/ — Leidos Holdings, Inc. (NYSE: LDOS), a national security, health and engineering solutions company, today announced that it has entered into an agreement with a financial institution for an accelerated stock repurchase transaction, whereby the Company will purchase $200 million of its outstanding shares of common stock, with approximately 80% of the shares to be delivered in the near term.

The total number of shares ultimately purchased will be based on the share price of the Company’s common stock over the averaging period set forth in the agreement. The transaction is expected to be complete no later than June of 2014.

About Leidos

Leidos is a science and technology solutions leader working to address some of the world’s toughest challenges in national security, health, and engineering. The Company’s 22,000 employees support vital missions for our government and the commercial sector, develop innovative solutions to drive better outcomes, and defend our Nation’s digital and physical infrastructure from ‘new world’ threats. Headquartered in Reston, Va., Leidos had annual revenues of approximately $5.77 billion for its fiscal year ended January 31, 2014, following the spin-off of the company’s technical services and information technology business. For more information, visit www.Leidos.com.

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Statements in this announcement, other than historical data and information, constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements, or industry results to be very different from the results, performance, or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in the company’s Annual Report on Form 10-K for the period ended January 31, 2014, and other such filings that Leidos makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

Media contact:	Investor Relations:

Melissa Koskovich	John Sweeney, CFA
571.526.6850	571.526.6402
koskovichm@leidos.com	john.p.sweeney@leidos.com